Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is executed to be effective as of June 1, 2009 by and between El Paso Electric Company, a Texas corporation (“EPE”), and Scott D. Wilson, a Florida resident (“Consultant”).

1.	Recitals.

1.1	EPE desires Consultant to perform certain services described in the statement of work (the “Statement of Work”) appended to and hereby incorporated into this Agreement by reference as Appendix 1, all and in each instance in accordance with the provisions of this Agreement and such Statement of Work.

1.2	Consultant is ready, willing, and able to undertake the duties and obligations set forth in this Agreement.

1.3	In consideration of the foregoing recitals and the mutual covenants contained in this Agreement, EPE and Consultant agree as provided below.

2.	Services to Be Performed.

2.1	All services and deliverables to be performed and provided under this Agreement are described in the Statement of Work. Consultant, as an independent contractor, shall furnish all necessary supervision, labor, materials, tools, and equipment to perform the services and provide the deliverables specified in and in the manner prescribed by this Agreement and the Statement of Work. Changes to the scope of services or deliverables described in the Statement of Work (including any corresponding increase or decrease in pricing therefor) shall not be effective unless set forth in a written document executed by EPE and Consultant.

3.	Term and Termination of Agreement.

3.1	This Agreement shall be for a term of twelve (12) months beginning June 1, 2009 (the “Effective Date”) and continuing through May 31, 2010 (the “Term”), unless earlier terminated in accordance with Sections 3.2 or 3.3.

3.2	Either party may upon written notice terminate this Agreement at any time if the other party breaches a material provision of this Agreement and such breach is not fully cured within thirty (30) days following the non-performing party’s receipt of notice describing the nature of such breach in reasonable detail. In such event and subject to the restrictions and limitations prescribed by Section 7.3 and Section 7.4, the non-breaching party may take such action to enforce any other rights or remedies available under this Agreement, applicable law, and/or principles of equity.

3.3	EPE shall also have the right and option to terminate this Agreement immediately upon notice to Consultant if, during the Term, (i) Consultant accepts full-time employment with any person or entity, or (ii) Consultant interferes with the business of the Company or holds any position or accepts any engagement that results in a position adverse to that of the Company in any matter.

4.	Compliance with Applicable Laws.

4.1	Consultant shall perform all services in accordance and compliance with all federal, state, and local statutes, laws, ordinances, codes, rules, and regulations (collectively “Laws”) including, without limitation, Laws governing workplace health and safety and the protection of the environment.

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5.	Inspection, Acceptance, and Payment.

5.1	EPE shall pay Consultant compensation for services and deliverables in accordance with the provisions of this Agreement and the Statement of Work. EPE agrees to pay Consultant a monthly retainer in the amount of Twenty Eight Thousand Three Hundred Fifty Dollars ($28,350.00), payable each month throughout the term of this Agreement.

5.2	Consultant shall deliver monthly invoices to EPE for services rendered. Each invoice shall be mailed or hand delivered to:

El Paso Electric Company

Attention: David W. Stevens

100 N. Stanton

El Paso, Texas 79901

5.3	All payments or reimbursements otherwise due Consultant under this Agreement shall be subject to EPE’s right to contractual setoff solely for a breach of Paragraph 5 of the Employment Retirement Agreement and Release of even date which right of contractual setoff is hereby granted by Consultant to EPE to the fullest extent allowed by applicable law.

5.4	As set forth in the Statement of Work, EPE agrees to reimburse Consultant for reasonable out-of-pocket expenses incurred for out-of-town travel which was requested and approved in advance by EPE and for other incremental expenses necessary for Consultant to perform his duties under this contract, such as overnight delivery services, long distance phone charges, etc. No reimbursement will be made, however, for (i) alcoholic beverages, (ii) hotel pay-per-view movies or other entertainment expenses, or (iii) undocumented costs or expenses. Consultant shall use reasonable efforts to limit travel and living expenses by using coach airfare, booked at least seven (7) days in advance (unless otherwise approved in advance by EPE), staying in housing identified by EPE as offering contractors a discounted rate, and sharing rental cars.

6.	Services, Deliverables, and Media Warranties.

6.1	All services and deliverables shall conform to all descriptions, specifications, and standards included or referenced in the Statement of Work and be performed in good faith and with that level of care and skill ordinarily exercised by members of Consultant’s profession.

6.2	If, during the one (1) year period following EPE’s acceptance (as described in Section 5.3) of all services and deliverables to be provided under this Agreement, any service or deliverable fails to conform to the warranty prescribed by Section 6.1, Consultant shall at its sole cost and expense and within thirty (30) days following its receipt of written notice describing such nonconformity in reasonable detail, re-perform such service or repair or replace such deliverable to correct such nonconformity.

6.3	THE REMEDY PRESCRIBED BY SECTION 6.2 SHALL BE EPE’S SOLE AND EXCLUSIVE REMEDY FOR CONSULTANT’S BREACH OF THE LIMITED WARRANTIES PRESCRIBED BY SECTION 6.1.

6.4	EXCEPT AS PROVIDED IN SECTION 6.1, CONSULTANT DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO THE SERVICES AND DELIVERABLES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.	Indemnification and Limitation of Liability.

7.1

Each party shall indemnify and hold harmless the other party and its respective owners, directors, officers, and employees for, against, and from any and all claims, liabilities, damages, losses, costs, and expenses of any kind or nature (including reasonable attorneys’

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fees) for personal injury (including mental anguish) to or death of any person or for destruction or loss of or damage to the property of any third person or entity in each instance to the extent determined to be proportionately attributable to the (i) negligence (including strict liability in tort), gross negligence, or willful misconduct of the indemnitor, its owners, directors, officers, employees, agents, or contractors arising from, in connection with, or in any way related to this Agreement (including the performance or nonperformance thereof), or (ii) breach of this Agreement by the indemnitor, its owners, directors, officers, employees, agents, or contractors. It is the intention of the parties that the indemnitees shall be entitled to reciprocal and comparative indemnification under this Section 7.1.

7.2	Consultant shall indemnify, defend, and hold EPE harmless against any loss, cost, or expense arising out of any claim that Consultant’s services or deliverables or EPE’s use of the deliverables under this Agreement infringes any United States patent, copyright, or trade secret. Should Consultant’s services or deliverables be determined to have infringed, or, if in Consultant’s judgment such use is likely to infringe, any such patent, copyright, or trade secret, Consultant may, at its option and at its sole cost and expense (i) obtain for EPE the right to continue to use the affected services and deliverables, or (ii) replace or modify the affected services and deliverables to make such use non-infringing and substantially equivalent in function. This indemnity does not cover infringement claims arising from or caused by modifications to Consultant’s services or the deliverables that are not made by Consultant, its agents, affiliates or subcontractors or that result from the combination of such matters with products or services not provided by Consultant. Consultant’s obligations under this Section 7.2 are conditioned upon:

(i)	EPE promptly notifying Consultant in writing of any such claim;

(ii)	Consultant being able to control the defense and settlement of such claim; and

(iii)	EPE cooperating with all reasonable requests of Consultant (at Consultant’s expense) in defending or settling such claim. EPE shall have the right, at its option and expense, to participate in the defense of any action, suit or proceeding relative to such claims through counsel of its own choosing.

7.3	EXCEPT FOR CLAIMS FOR (i) INDEMNIFICATION UNDER SECTION 7.1 OR SECTION 7.2 OR BREACH OF THE CONFIDENTIALITY PROVISIONS OF SECTION 9, EACH TO WHICH THE PROVISIONS AND LIMITATIONS OF THIS SECTION 7.3 SHALL NOT APPLY, OR (ii) DAMAGE TO OR DESTRUCTION OF THE REAL PROPERTY OR TANGIBLE PERSONAL PROPERTY OF A PARTY, WHICH SHALL BE LIMITED TO THE AMOUNTS REQUIRED TO FULLY ABATE OR REPAIR SUCH DAMAGE TO OR TO REPLACE SUCH PROPERTY, NOT TO EXCEED THE AGGREGATE AMOUNT OF $1,000,000 REGARDLESS OF WHETHER SUCH AMOUNTS ARE CONSIDERED SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF PROPERTY, OR OTHER ECONOMIC DAMAGES. ALL PAYMENTS DUE CONSULTANT UNDER THIS AGREEMENT FOR SERVICES, DELIVERABLES, COSTS, AND EXPENSES SHALL BE DEEMED TO CONSTITUTE DIRECT DAMAGES (AND NOT SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES) FOR THE PURPOSES OF THIS SECTION 7.3.

7.4	EXCEPT FOR CLAIMS FOR (i) INDEMNIFICATION UNDER SECTION 7.1 OR SECTION 7.2 OR BREACH OF THE CONFIDENTIALITY PROVISIONS OF SECTION 9, EACH TO WHICH THE PROVISIONS OF THIS SECTION 7.4 SHALL NOT APPLY, OR (ii) DAMAGE TO OR DESTRUCTION OF REAL PROPERTY OR TANGIBLE PERSONAL PROPERTY OF EPE, WHICH SHALL BE SUBJECT TO THE PROVISIONS AND LIMITATIONS PRESCRIBED BY SECTION 7.3, CONSULTANT SHALL IN NO EVENT BE LIABLE TO EPE FOR AN AMOUNT EXCEEDING THE AGGREGATE AMOUNT TO BE PAID TO CONSULTANT FOR SERVICES AND DELIVERABLES UNDER THIS AGREEMENT.

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8.	Force Majeure.

8.1	Neither party shall be liable to the other for failure to perform or delay in performance of its obligations under this Agreement if and to the extent that such failure or delay is caused by or results from causes beyond its control, including, without limitation, any act (including delay, failure to act, or priority) of the other party or any governmental authority, civil disturbances, fire, acts of God, acts of public enemy, compliance with any regulation, order, or requirement of any governmental body or agency, or inability to obtain transportation or necessary materials in the open market.

8.2	As a condition precedent to any extension of time otherwise prescribed by Section 8.3, the party seeking an extension of time shall, not later than ten (10) days following the occurrence of the event giving rise to such delay, provide the other party written notice of the occurrence and nature of such event.

8.3	In the event of a delay in performance excusable under Section 8, the date of delivery or time for performance of the work will be extended by a period of time reasonably necessary to overcome the effect of such delay.

9.	Confidentiality and Nondisclosure.

9.1	For purposes of Section 9, “Confidential Information” shall mean all:

(i)	financial, statistical, marketing, customer, and personnel data and information furnished by or obtained from EPE;

(ii)	deliverables, output data, and information prepared for EPE under this Agreement;

(iii)	working papers, proprietary software, tools, and other methodologies of each party;

(iv)	software or other intellectual property licensed to EPE by any third party;

(v)	other data or information identified in writing as confidential or proprietary by either party; and

(vi)	oral information which is designated as confidential or proprietary at the time of disclosure and which is summarized and reduced to a writing otherwise conforming to Section 9.1(v) within ten (10) business days following disclosure.

9.2	Each party receiving Confidential Information (a “Recipient”) shall use its best efforts and take all reasonable steps to ensure that Confidential Information is not disclosed or transmitted to any person or entity other than such Recipient’s consultants, officers and employees (collectively “Representatives”) who (i) have a need to review or know such Confidential Information in order to perform the services or provide the deliverables described in the Statement of Work, (ii) are informed of the confidential nature of the Confidential Information, and (iii) agree to be bound by the terms of Section 9. Recipient shall not be required to hold confidential any Confidential Information which (i) becomes publicly available other than through Recipient, (ii) is required to be disclosed by a governmental or judicial order, rule or regulation, (iii) is independently developed by Recipient, or (iv) becomes available to Recipient without restriction from a third party. Recipient shall be responsible for any breach of Section 9 by its Representatives.

9.3

Should any person or entity seek to legally compel Recipient (by oral or written questions, interrogatories, request for information or documents, subpoena, civil investigative demands, regulation, statute, or otherwise) to disclose any Confidential Information, Recipient will provide the disclosing party prompt written notice so that the disclosing party may seek a protective order or other appropriate remedy (including participating in any proceeding to which Recipient is a party, which Recipient will use its reasonable business and legal efforts

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to permit). If, in the absence of a protective order, Recipient is, in the opinion of its legal counsel, compelled to disclose the Confidential Information, Recipient may disclose only such of the Confidential Information to the person or entity compelling disclosure as is required by applicable law, order, rule, or regulation.

9.4	Recipient acknowledges that the disclosing party would be irreparably injured by any breach of Section 9 and that remedies at law may be inadequate to protect the disclosing party against such injury. Accordingly, Recipient agrees that the disclosing party shall be entitled to equitable relief including, without limitation, injunctive relief and specific performance, without proof of actual damages in the event of any actual or threatened breach of any provision of Section 9 by Recipient, and any requirement for the posting of a bond or similar security as a condition precedent to such relief is hereby waived. Such remedies shall not be deemed to be the exclusive remedies for a breach of Section 9 by Recipient, but shall be in addition to all other remedies available at law or in equity.

9.5	Recipient shall return all Confidential Information within ten (10) days following receipt of the disclosing party’s written request for the return of such information.

10.	Insurance.

10.1	Consultant shall at all times during the term of this Agreement carry and maintain at his sole cost and expense personal automobile liability coverage with limit of liability of not less than that required by the State of Texas.

10.2	On or before the commencement of services or conveyance of deliverables under this Agreement, Consultant shall provide EPE a certificate of insurance evidencing the coverage required by Section 10.1 if requested by EPE.

11.	Notices.

11.1	Except as otherwise provided in this Agreement, all notices under this Agreement shall be in writing and be effective upon delivery if delivered by (i) hand, (ii) certified or registered United States Mail postage prepaid, or (iii) facsimile, provided that service by facsimile after 5:00 p.m. local time of the recipient shall be deemed delivered on the following business day, as follows:

(i)	if notice is to Consultant:

Scott D. Wilson

6400 Jamaica Court

Tallahassee, FL 32309

Facsimile (850) 906-9257

(ii)	if notice is to EPE:

El Paso Electric Company

Attention David W. Stevens

100 N. Stanton

El Paso, Texas 79901

Facsimile (915) 521-4728; and

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if the notice is sent for the purposes described in Section 3.3, Section 8.2, Section 9.4, or Section 11.2, with a copy to:

El Paso Electric Company

Office of the General Counsel

100 N. Stanton

El Paso, Texas 79901

Facsimile (915) 521-4747.

11.2	Each party may change its address for purposes of notice under this Agreement by notice complying with Section 11.1.

12.	Taxes.

12.1	EPE agrees to pay the amount of any sales, use, excise, or similar taxes (other than franchise taxes or taxes based on Consultant’s income) applicable to the performance of the services, if any, or, in lieu thereof, EPE shall provide Consultant a valid certificate exempting EPE from payment of such taxes.

12.2	EPE shall have no responsibility with respect to withholding, deductions, or payment of any federal or state income or employment-related taxes on behalf of Consultant or any of Consultant’s employees. Consultant agrees to pay and comply with and hold EPE harmless from and against the payment of all income and employment-related taxes which may be payable by Consultant under federal, state, or local laws arising out of the performance of this Agreement, including any interest or penalties. Consultant waives any and all claims for compensation because of any increase in the aforementioned taxes.

13.	Subcontracts.

13.1	Consultant may not subcontract all or any part of the services or deliverables without the prior written approval of EPE, and such subcontracting shall not relieve Consultant of any of his duties or obligations under this Agreement.

14.	Independent Contractors.

14.1	Consultant is an independent contractor and nothing in this Agreement shall be construed or deemed to create the relationship of employer and employee, joint venturers, or partnership between the parties. Subject to the provisions of this Agreement, Consultant shall be solely responsible for and shall wholly control the details of the services to be performed under this Agreement including, but not limited to, (i) the means and methods of performing the services, (ii) when to start and stop work and to take breaks and to control the progress of the services, (iii) coordination of Consultant’s services with the efforts of EPE’s employees and other contractors retained by EPE, and (iv) the duty and obligation to select and furnish the personal protective gear, transportation, tools, implements, and supplies necessary to accomplish Consultant’s duties and obligations under this Agreement.

15.	[SECTION INTENTIONALLY OMITTED]

16.	Entire Agreement.

16.1	This Agreement constitutes the entire agreement between the parties with respect to the services and deliverables and supersedes, except to the extent expressly incorporated herein, all prior negotiations, representations, or agreements relating thereto, whether written or oral. No amendments, changes, alterations, or modifications of this Agreement shall be effective unless in writing and executed by EPE and Consultant.

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17.	Captions.

17.1	Headings of particular paragraphs are inserted for convenience only and in no way constitute a limitation of the scope of the paragraphs to which they refer.

18.	Partial Invalidity.

18.1	If any term or provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining terms and provisions of this Agreement shall, to the extent reasonable and practicable, continue in full force and effect.

19.	Waiver.

19.1	No waiver of the terms, conditions, and covenants of this Agreement shall be binding and effective unless the same shall be in writing signed by the parties. A waiver of any breach of the terms, conditions, and covenants of this Agreement shall be for that one time only and shall not apply to any subsequent breach.

20.	Assignment.

20.1	Consultant shall not assign this Agreement to any person or entity without the prior written consent of EPE. Any attempted assignment in violation of this Section 20.1 shall be null and void.

21.	Attorneys’ Fees.

21.1	If legal action is filed to enforce the terms of this Agreement, the prevailing party shall be entitled to court costs, collection costs, and reasonable attorneys’ fees in addition to any other relief to which that party may be entitled.

22.	Governing Law.

22.1	This Agreement shall be governed by and construed under the laws of the State of Texas without reference to its rules governing conflicts of law or choice of laws.

23.	Non-Solicitation of Employees.

23.1	Absent prior written consent of the other party in each instance, neither party nor any of its related or affiliated persons or organizations, will, for so long as this Agreement is in effect, solicit for hire, hire or in any way employ or engage the services of or otherwise compensate any person who, in the preceding twelve (12) month period, was an employee of the other party or its related or affiliated persons or organizations, until a period beginning twelve (12) months after such person’s employment with the other party terminated. In the event of a breach of the provisions of this Section 23.1, the non-breaching party shall provide written notice to the other party of the alleged violation hereof and shall provide a cure period of thirty (30) days for the breaching party to remedy the violation if it is able and so chooses or to obtain the written consent of the non-breaching party to the hiring or solicitation of such employee or former employee. In the event that the breaching party fails to cure the violation or obtain the written consent of the non-breaching party within the cure period specified above, the non-breaching party shall be entitled to collect liquidated damages from the breaching party in an amount equal to the first year’s salary for the employee at issue. The liquidated damages specified above shall be the exclusive remedy for a violation of this Section 23.1 and the non-breaching party shall not seek or collect any additional damages or remedies (including equitable relief) in connection with the violation.

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24.	Survival.

24.1	The provisions of Sections 3, 5, 6, 7, 9, 11, 12, 13, 14, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 shall survive the termination of this Agreement; provided, however, the provisions of Sections 6.1 and 6.2 shall not survive the termination of this Agreement under Section 3.2 or Section 3.3.

25.	Multiple Counterparts.

25.1	This Agreement may be signed in two or more counterparts, each of which shall be treated as an original but which, when taken together, shall constitute one and the same instrument.

26.	Cross Default.

26.1	Any default under the terms and conditions of that certain Employee Separation Agreement and Release entered into of even date herewith between Consultant and EPE shall be construed to be a default under the terms and conditions of this Agreement.

Scott D. Wilson	El Paso Electric Company

/s/ Scott D. Wilson	By:	/s/ David W. Stevens
Signature		David W. Stevens
Chief Executive Officer

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STATEMENT OF WORK

I. Description of Consulting Services:

Consultant shall make himself available from time to time to provide advice, expert or factual testimony, preparation or review of testimony, preparation of analyses or other work product, attend hearings or other meetings, or otherwise assist EPE, as directed by David Stevens, David Carpenter or their designee, in connection with state and federal regulatory matters, including, but not limited to, matters before the New Mexico Public Regulation Commission, the Public Utility Commission of Texas and the Federal Energy Regulatory Commission, or provide such other services within the scope of Consultant’s prior job responsibilities as the Chief Financial Officer of EPE as may be reasonably requested by EPE from time to time.

II. Consultant agrees to devote a reasonable amount of time each month, not to exceed 80 hours, though by the mutual consent of EPE and the Consultant such hours may be increased to a total not to exceed 100 hours per month, in the performance of the services described above

III. Consultant shall be responsible for out-of-pocket expenses incurred in the performance of his duties hereunder unless such expenses are reasonable and have been approved in advance by EPE. EPE agrees to reimburse Consultant for reasonable out-of-pocket expenses incurred for out-of-town travel which was requested by EPE and for other incremental expenses necessary for Consultant to perform his duties under this contract, such as overnight delivery services, long distance phone charges, etc.

Consulting Services Agreement – Wilson